EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of May 2, 2024 (“Effective Date”) by and between Lendway, Inc., a Delaware corporation (the “Corporation”) and Elizabeth Erin McShane, an individual residing in Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Corporation desires to employ Employee, and Employee desires to be employed by the Corporation; and

WHEREAS, the Corporation and Employee desire to enter into this Agreement, which will govern the terms of Employee’s employment with the Corporation.

NOW, THEREFORE, in consideration of the employment of Employee by the Corporation, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Corporation to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Nature and Capacity of Employment.

1.1 Title and Duties. Effective as of May 20, 2024 (the “Start Date”), the Corporation will employ Employee as its Chief Financial Officer, or such other title as may be assigned to Employee by the Corporation’s Chief Executive Officer (“CEO”) or his or her designee from time to time, pursuant to the terms and conditions set forth in this Agreement. Employee will perform such duties and responsibilities for the Corporation as the CEO or his or her designee may assign to Employee from time to time consistent with Employee’s position. Employee shall serve the Corporation faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Corporation’s business interests. Employee shall follow applicable policies and procedures adopted by the Corporation from time to time, including those relating to business ethics, conflict of interest and non-discrimination. Employee shall not, without the prior written consent of the CEO accept other employment or engage in other business activities during Employee’s employment with the Corporation that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement.

1.2 Location. Employee’s employment will be based at the Corporation’s corporate headquarters. Employee acknowledges and agrees that Employee’s position, duties and responsibilities will require regular travel, both in the U.S. and internationally.

2. Term. Unless terminated at an earlier date in accordance with Section 6, the term of Employee’s employment with the Corporation under the terms and conditions of this Agreement will be for the period commencing on the Start Date and ending on the two (2) year anniversary of the Start Date (the “Initial Term”). On the two (2) year anniversary of the Start Date, and on each succeeding one-year anniversary of the Start Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 6 or unless either Party gives written notice of non-renewal to the other Party at least ninety (90) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the Party providing such notice elects not to extend the Term. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by the Corporation after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Corporation from time to time (provided that any provisions of this Agreement and the Restrictive Covenants Agreement (as defined in Section 3) that by their terms survive the termination of the Term shall remain in full force and effect).

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3. Restrictive Covenants Agreement. Simultaneous with Employee’s execution of this Agreement, Employee is entering into a Non-Solicitation and Confidentiality Agreement in the form of Exhibit A attached hereto and made a part hereof (the “Restrictive Covenants Agreement”), and Employee acknowledges and agrees that the Corporation’s execution of this Agreement and agreement to employ Employee are conditioned upon Employee executing the Restrictive Covenants Agreement and agreeing to Employee’s commitments and obligations under the Restrictive Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.

4. Compensation, Benefits and Business Expenses.

4.1 Base Salary. As of the Effective Date, the Corporation agrees to pay Employee an annualized base salary of $225,000.00 or such increased amount as the Corporation’s Board of Directors (the “Board”) may from time to time determine (hereinafter referred to as the “Base Salary”); provided however, that the Base Salary may be reduced by no more than fifteen percent (15%) in connection with an across-the-board salary reduction by the Corporation similarly effecting all senior executives of the Corporation. The Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. Such Base Salary will be reviewed at least annually by the Board pursuant to the Corporation’s normal performance review policies for senior executives.

4.2 Quarterly Incentive Compensation. For each of the quarters of the Company’s fiscal years during the Term, beginning with the second quarter of the 2024 fiscal year, Employee shall be eligible to earn and receive a discretionary quarterly cash incentive compensation award, with a target quarterly cash incentive compensation award of thirty-five percent (35%) of the Base Salary paid to Employee during that quarter and a maximum quarterly cash incentive compensation award of sixty-five percent (65%) of the Base Salary paid to Employee during that quarter, with no minimum guaranteed quarterly cash incentive amount and any quarterly cash incentive award determined by the Board in its sole discretion based on achievement of performance targets as proposed by management and approved by the Board, subject to the terms of any written document addressing such quarterly cash incentive compensation as the Board may adopt in its sole discretion. For the Corporation’s fiscal year 2024, the Board will establish performance targets on or before the Start Date. Employee’s target quarterly cash incentive compensation for the second quarter of 2024 will be prorated based on the period of Employee’s employment with the Corporation from the Start Date through June 30, 2024. Performance targets for future annual or quarterly cash incentive compensation will be determined by the Board in its discretion. Unless specified otherwise in a written quarterly cash incentive compensation document applicable to Employee, if cash incentive compensation is earned in accordance with this Section 4.2, it will be paid to Employee by the Corporation regardless of whether Employee is employed by the Corporation on the payment date, with such payment date being shortly following the quarter in which Employee earns a bonus in accordance with this Section 4.2.

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4.3 Employee Benefits. While Employee is employed by the Corporation during the

Term, Employee shall be entitled to participate in the retirement plans, equity compensation plans, health plans, and all other employee benefits made available by the Corporation, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Corporation is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Corporation are matters within the exclusive province of the Board, subject to applicable law.

4.4 Paid Time Off. While Employee is employed by the Corporation during the Term, Employee shall be eligible for up to four (4) weeks of paid time off in accordance with the Corporation’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Corporation, or as required under applicable law.

4.5 Business Expenses. While Employee is employed by the Corporation during the Term, the Corporation shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Corporation’s normal policies and procedures for expense verification and documentation.

4.6 Signing Bonus. The Corporation will pay Employee a one-time signing bonus of $20,000.00, less all legally required and authorized deductions and withholdings, payable to Employee within thirty (30) calendar days after the Start Date; provided, however, if Employee’s Termination Date (as defined below in Section 6.2) is prior to the six (6) month anniversary of the Start Date and occurs as the result of Employee resigning from employment with the Corporation for any reason or the Corporation terminating Employee’s employment for Cause, then Employee shall repay the gross amount of the signing bonus to the Corporation within thirty (30) calendar days after the Termination Date.

5. Recoupment. In the event of a restatement of the Corporation’s financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to Employee if the Board determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance then the Board or a committee thereof comprised of independent (as defined under the rules of any national securities exchange on which security of the Corporation is listed) Board members shall be entitled on behalf of the Corporation to recover all of Employee’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to Employee under the accounting restatement. Such recovery period shall comprise up to the three (3) completed fiscal years preceding the date on which the Corporation is required to prepare the accounting restatement.

In determining whether to seek recovery of compensation, the Board or applicable committee thereof may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Corporation in any related proceeding or investigation and the extent to which Employee was responsible for the error that resulted in the restatement. This Section 5 shall be deemed amended to the extent reasonably necessary to conform to any applicable law, stock exchange rule, or to any Corporation recoupment policy adopted by the Board for its senior executives.

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6. Termination of Employment.

6.1 Termination of Employment Events. Employee’s employment with the Corporation is at-will. Employee’s employment with the Corporation will terminate as follows:

(a)	Upon the effective date following written notice from the Corporation of the termination of Employee’s employment as specified herein;

(b)	Upon Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for any reason;

(c)	After thirty (30) days’ advance written notice to Employee by the Corporation of termination of Employee’s employment for Employee’s Disability (as defined below); or

(d)	Immediately upon Employee’s death.

6.2 Termination Date. The date upon which Employee’s termination of employment with the Corporation is effective is the “Termination Date.” For purposes of Section 7.1 only, with respect to the timing of the Severance Payments and the Benefits Continuation Payments, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

7. Payments Upon Termination of Employment.

7.1 Termination of Employment by the Corporation Without Cause. If Employee’s employment with the Corporation is terminated during the Term by the Corporation for any reason other than for Cause (as defined in Section 7.3), then the Corporation shall, in addition to paying Employee’s Base Salary and other compensation and benefits earned through the Termination Date, and subject to Section 7.6, (a) pay to Employee as severance pay an amount equal to the sum of six (6) months of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Corporation’s regular payroll cycle during the six (6) month period immediately following the Termination Date (the “Severance Payments”), and (b) if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Corporation following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Corporation would pay if Employee remained employed by the Corporation, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Corporation under applicable law (the “Benefits Continuation Payments”). If Employee is employed by the Corporation for longer than one (1) year, then the number of months of Employee’s Base Salary included in the Severance Payments pursuant to (a) above and the number of months included in the Benefits Continuation Payments pursuant to (b)(i) above each will be increased by one (1) month for every full year of service, and the payment schedule for the payments pursuant to each of (a) and (b) above will be extended accordingly, up to a total of twelve (12) months. Any installments of the Severance Payments that otherwise would be payable on the Corporation’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Corporation’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 7.6) but in no event later than seventy-five (75) days after the Termination Date and included with the installment payable on such payroll date.

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7.2 Other Termination of Employment Events. If Employee’s employment with the Corporation is terminated by the Corporation or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Corporation is terminated during the Term by reason of:

(a)	Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason;

(b)	termination of Employee’s employment by the Corporation for Cause; or

(c)	Employee’s death or Disability,

then the Corporation shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Corporation.

7.3 Cause Defined. “Cause” hereunder means:

(a)	Employee’s material failure to perform Employee’s job duties competently as reasonably determined by the Board;

(b)	gross misconduct by Employee which the Board determines is (or will be if continued) demonstrably and materially damaging to the Corporation;

(c)	fraud, misappropriation, or embezzlement by Employee;

(d)	conviction of a felony crime or a crime of moral turpitude;

(e)	conduct in the course of employment that the Board determines is unethical; or

(f)	the material breach of this Agreement or the Restrictive Covenants Agreement by Employee.

With respect to Section 7.3(a), Section 7.3(b) and Section 7.3(e), the Corporation shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within thirty (30) days of Employee’s receipt of written notice from the Corporation. If the Corporation terminates Employee’s employment for Cause pursuant to this Section 7.3, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Corporation.

7.4 Disability Defined. “Disability” hereunder means the inability of Employee to perform on a full-time basis, with or without reasonable accommodation, the duties and responsibilities of Employee’s employment with the Corporation by reason of Employee’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of at least one hundred (100) days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least thirty (30) days. This Section 7.4 does not relieve the Corporation of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law.

7.5 The Corporation’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Corporation shall be its obligation to make the payments called for by Section 7.1 or Section 7.2 (as applicable), and the Corporation shall have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except for any amounts due under the terms of any employee benefit plans or programs then maintained by the Corporation in which Employee participates.

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7.6 Conditions To Receive the Severance Payments and Benefits Continuation Payments. Notwithstanding the foregoing provisions of this Section 7, the Corporation will not be obligated to make the Severance Payments or the Benefits Continuation Payments under Section 7.1 to Employee unless (a) Employee signs a release of claims in favor of the Corporation in a form to be prescribed by the Corporation (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Corporation.

8. Resolution of Disputes. Any claim or dispute arising out of or relating to this Agreement, any other arrangement between Employee and the Corporation, Employee’s employment with the Corporation, or any termination thereof shall (except to the extent otherwise provided in the Restrictive Covenants Agreement with respect to certain requests for injunctive relief) be resolved (x) if mutually agreed by the Corporation and Employee, by confidential mediation with the assistance of an independent mediator selected by mutual agreement of the parties, or (y) if such mediation is not successful or if such mediation is not mutually agreed by the Corporation or Employee, by litigation to occur in the District Court of the Second Judicial District, County of Ramsey, State of the Minnesota or the United States District Court for the District of Minnesota. Each party shall bear their own costs, including, without limitation, the fees and expenses of theirr own attorney, and the fees and expenses of the arbitrator shall be borne equally by each party.

9. Section 409A and Taxes Generally.

9.1 Taxes. The Corporation shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Corporation. Except for any tax amounts withheld by the Corporation from any compensation that Employee may receive in connection with Employee’s employment with the Corporation and any employer taxes required to be paid by the Corporation under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Corporation under this Agreement or otherwise in connection with Employee’s employment with the Corporation. The Corporation does not guarantee any particular tax consequence or result with respect to any payment made by the Corporation.

9.2 Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a) all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b) the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Section 7.1, and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 7.1, shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

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(c) in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d) to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Corporation as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e) to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Corporation from the payments or other consideration hereunder and any employment taxes required to be paid by the Corporation, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f) the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

10. Miscellaneous.

10.1 Integration. This Agreement, the Restrictive Covenants Agreement and any Equity Awards embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Employee by the Corporation.

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10.2 Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

10.3 Choice of Jurisdiction. Employee and the Corporation consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Corporation or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Corporation or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

10.4 Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete.

If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

10.5 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

10.6 Assignment and Successors. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Corporation, provided any such successor or assignee assumes all of the Corporation’s obligations under this Agreement . Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Corporation may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Corporation may merge or consolidate, (b) to which the Corporation may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Corporation. After any such assignment or delegation by the Corporation, the Corporation will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Corporation” for purposes of all terms and conditions of this Agreement, including this Section 10.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

10.7 Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

10.8 Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

10.9 Opportunity to Obtain Advice of Counsel. Employee acknowledges that Employee has been advised by the Corporation to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

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10.10 Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Corporation shall be directed to the attention of the Board Chair. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

10.11 280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 10.11 will be made in writing by an accounting firm selected by the Corporation or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Corporation for all purposes. For purposes of making the calculations required by this Section 10.11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Corporation and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.11. Any reduction in payments and/or benefits required by this Section 10.11 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

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THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

LENDWAY, INC.

Date: May 2, 2024	/s/ Randy Uglem
By: Randy Uglem
Its: President and Chief Executive Officer

EMPLOYEE:

Date: May 2, 2024	/s/ E. McShane
Elizabeth Erin McShane

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EXHIBIT A

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is made effective as of May 2, 2024 (“Effective Date”) by and between Lendway, Inc., an Delaware corporation (the “Corporation”) and Elizabeth Erin McShane, an individual residing in Minnesota (the “Employee”).

RECITALS

A. The Employee will be employed by the Corporation in a position of trust and confidence and will have access to proprietary confidential and/or trade secret information of the Corporation;

B. The Employee acknowledges that the Corporation has expended substantial time and resources to develop proprietary confidential and/or trade secret information and to develop valuable relationships and goodwill within its industry;

C. The Employee acknowledges that the Corporation operates in a highly competitive environment and the importance to the Corporation of ensuring the Employee’s loyalty and protection of the Corporation’s actual and prospective customers, business relations, employees, and confidential information; and

D. The Employee has entered into this Agreement in consideration of the Corporation and Employee entering into an Employment Agreement of even date (the “Employment Agreement”) which provides, among other things, for employment, the severance-related protections Employee is receiving from the Corporation pursuant to the terms of the Employment Agreement, and further in consideration of Employee being given access to the Corporation’s proprietary, confidential and/or trade secret information, the receipt and sufficiency of which consideration is hereby acknowledged by the Employee.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

Protection of Confidential Information.

Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any information which the Employee learns or develops during the Employee’s employment with the Corporation that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, financial information, personnel information, and information relating to such matters as existing or contemplated products, services, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training manuals and materials, policies or practices related to the Corporation’s business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists and requirements, vendor lists, or supply information. Confidential Information includes such information of the Corporation, its customers, vendors, and other third parties or entities with whom the Corporation does business. Any information disclosed to the Employee or to which the Employee has access to during the time of the Employee’s employment that the Employee reasonably considers to be Confidential Information, or which the Corporation treats as Confidential Information, will be presumed Confidential Information.

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Restrictions on Use or Disclosure of Confidential Information. The Employee shall keep the Confidential Information in absolute confidence both during the Employee’s employment with the Corporation and after the termination of the Employee’s employment, regardless of the reason for such termination. The Employee agrees that the Employee has not and will not, at any time, disclose to others, use for the benefit of any entity or person other than the Corporation, or otherwise take or copy any such Confidential Information, whether or not developed by the Employee, except as required in the Employee’s duties to the Corporation.

Exceptions. The confidentiality and restriction on the use of Confidential Information under this Agreement shall not apply to Confidential Information to the extent that such Confidential Information: is now, or hereafter becomes, through no breach of this Agreement by the Employee, generally known or available to the public; was known to the Employee without an obligation to hold it in confidence prior to the time such Confidential Information was disclosed to the Employee by the Corporation; is disclosed or used, as applicable, with the prior written consent of the Corporation and in accordance with any limitations or conditions on such disclosure or use that may be imposed in such written consent; or was or is independently developed by the Employee without any use of or reference to the Confidential Information. In addition, notwithstanding any other language in this Agreement to the contrary, the Employee understands that the Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the Employee does not disclose the trade secret except pursuant to a court order.

Return of Confidential Information and the Corporation’s Property. When the Employee’s employment terminates with the Corporation, regardless of the reason for such termination, the Employee will promptly turn over to the Corporation in good condition all Corporation property in the Employee’s possession or control, including but not limited to all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them. In the case of electronically stored information retained by the Employee outside of the Corporation’s electronic systems, the Employee will promptly make a hard copy of such information in paper, audio recording, disc format, or other format as appropriate, turn that hard copy over to the Corporation, and then destroy the Employee’s electronically stored information.

Non-Solicitation.

Acknowledgement by the Employee. The Employee acknowledges that (a) the Employee’s services performed for the Corporation are of a special and unique nature; (b) the Corporation operates in a highly competitive environment and would be substantially harmed if the Employee were to divulge its confidential information or engage in activities prohibited by this Section 2; (c) the Employee has received valuable and sufficient consideration for entering into this Agreement, including but not limited to employment with the Corporation, the severance-related protections Employee is receiving from the Corporation pursuant to the terms of the Employment Agreement, and the receipt of Confidential Information; and (d) the provisions of this Section 2, including all of its subparts, are reasonable and necessary to protect the Corporation’s business.

No Solicitation of Customers. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, solicit business from, work for, or otherwise interfere with or attempt to interfere with the Corporation’s relationship with (a) any customer of the Corporation or (b) any then-active material customer prospect of the Corporation known to Employee.

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No Solicitation of Employees or Business Contacts. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, take any action to encourage, solicit or recruit any then current employee, consultant, independent contractor, subcontractor, supplier, vendor, or other business relation of the Corporation to terminate their relationship with the Corporation.

Disclosure of Obligations. The Employee agrees that, during the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee shall, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of the Employee’s obligations under this Section 2, including all of its subparts.

Compliance and Remedies. The Employee recognizes that if the Employee violates this Agreement, including but not limited to Sections 1 and 2 of this Agreement, irreparable damage will result to the Corporation that could not adequately be remedied by monetary damages. As a result, the Employee hereby agrees that notwithstanding any other dispute resolution provisions of this Agreement, in the event of any breach by the Employee of this Agreement, including but not limited to Sections 1 and 2 of this Agreement, the Corporation shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain the Employee’s violation of any portion of this Agreement.

Miscellaneous.

Integration. This Agreement, the Employment Agreement and any Equity Awards embody the entire agreement and understanding among the parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier agreements between Employee and the Corporation.

Survival of Sections 1 and 2. Employee’s obligations set forth in Sections 1 and 2 of this Agreement, including all of these sections’ subparts, shall survive the termination of this Agreement and Employee’s termination of employment with the Corporation, regardless of the reason for such terminations.

Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

Choice of Jurisdiction. Employee and the Corporation consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Corporation or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Corporation or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

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Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

Severability; Blue Pencil. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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THIS NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT was voluntarily and knowingly executed by the parties effective as of the Effective Date first set forth above.

LENDWAY, INC.

Date: May 2, 2024	/s/ Randy Uglem
By:Randy Uglem
Its: President and Chief Executive Officer

EMPLOYEE:

Date: May 2, 2024	/s/ E. McShane
Elizabeth Erin McShane

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